FOR FURTHER INFORMATION CONTACT:
                                 ELAINE D. CROWLEY
                                 SR. VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                 (817) 347-8200

                   THE BOMBAY COMPANY, INC. ELECTS PAUL HIGHAM
                              TO BOARD OF DIRECTORS

   FOR IMMEDIATE RELEASE - JUNE 14, 2005

     FORT WORTH, TEXAS - The Bombay Company, Inc. (NYSE-BBA) announced today the addition of Paul Higham, 58, to its Board of Directors. For 13 years prior to his retirement, Mr. Higham was the Chief Marketing Officer of Wal-Mart Stores, Inc. responsible for advertising, research, marketing and other functions for all divisions and in all ten countries in which Wal-Mart operated. During his tenure, Wal-Mart grew from $19 billion in sales to $219 billion in sales, making Wal-Mart the largest company in the world. Prior to joining Wal-Mart, he was Vice President of Advertising for Target Stores.

     Mr. Higham was inducted into the Retail Hall of Fame in 2000. He is the recipient of many honors and awards while at Wal-Mart, including the first Ad Age Marketer of the Year award, the Pro Bono Publico award, recognition from the Environment Programme of the United Nations, The President's Award from the International Mass Retailer Association, and the Science Award from The Gallop Organization. He currently serves on the advisory board to Vertis, a privately held company that provides targeted marketing services to more than 3,000 clients. Mr. Higham has served as advisor for a number of other organizations including the Marketing Advisory Board of the United States Postal Service, the Wal-Mart Foundation, the National Retail Federation, the Grocery Marketing Association, Newspaper Association of America and has consulted to a variety of companies including Kraft, Ruby Tuesday, Publicis, and Wal-Mart.

     "We welcome Paul to the Bombay Board and are very pleased to have the opportunity to add an individual with his level of expertise in marketing and advertising. Paul's background and accomplishments will be invaluable as we continue our turnaround. We anticipate major contributions from Paul as we shape the future success of Bombay, " said James D. Carreker, Chairman of the Board.

     The Bombay Company, Inc. designs, sources and markets a unique line of home accessories, wall d{e'}cor and furniture through 496 retail outlets, specialty catalogs and the Internet in the U.S. and internationally.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from forward-looking statements due to the risk factors discussed in the periodic reports filed by the Company with the Securities and Exchange Commission which the Company urges investors to consider.

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